Exhibit 10.1

DEBTOR IN POSSESSION SECURED
MULTI-DRAW TERM PROMISSORY NOTE

$ 35,000,000	New York, New York
August 18, 2021

On August 18, 2021 (the “Petition Date”), BASIC ENERGY SERVICES, INC., a Delaware corporation (the “Borrower”) and certain of its Subsidiaries commenced Chapter 11 Cases, which cases are being jointly administered under Chapter 11 Case No. 21-90002 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”). The Loan Parties (as defined herein) continue to operate their respective businesses and manage their respective properties as debtors and debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. The Borrower has requested that the lenders (the “DIP Lenders”) from time to time party to this Debtor in Possession Secured Multi-Draw Term Promissory Note (as amended, restated, amended and restated, supplemented, waived, extended, or otherwise modified from time to time, this “Note”) make Term Loans (as defined herein) evidenced by this Note on the dates and subject to the terms and conditions of this Note. Certain Subsidiaries of the Borrower who comprise the other debtors in the Chapter 11 Cases wish to guaranty the Borrower’s Obligations under this Note (collectively, the “Guarantors”), and are simultaneously executing Guarantees in favor of Guggenheim Credit Services, LLC, as agent (in such capacity, the “Agent”) for the DIP Lenders. The Borrower intends to utilize the Term Loans, subject to the Financing Orders, to (i) repay in full the Super Priority Credit Agreement (as defined herein), (ii) fund general corporate needs, including without limitation working capital and other needs, (iii) pay costs, premiums, fees, and expenses incurred to administer or related to of the Chapter 11 Cases, including fees and expenses of professionals, and (iv) to provide for adequate protection for certain Prepetition Secured Parties (as defined herein), in each case in accordance with the Budget (as defined herein), subject to any Permitted Variance (as defined herein). Capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Section 18 of this Note.

1.            Term Loans.

(a)            Subject to the terms and conditions hereof including the Agent’s receipt of a Borrowing Request (as defined below), the DIP Lenders agree to provide the Borrower with Term Loans on the Closing Date in the principal amount of up to $35,000,000 (the “Term Loans”). Subject to the terms and conditions hereof, to the extent the Interim Order does not permit the full amount of the Term Loans to be incurred by the Borrower on the Closing Date, the DIP Lenders shall advance any remainder amount of the Term Loans that are authorized in the Final Order in one draw on the date or during the period permitted by the Final Order (any such Term Loans, the “Final Order Term Loans”). The Final Order Term Loans shall be Term Loans for all purposes of this Note. The Borrower may request the Term Loans pursuant to written notice (which may be by email) (a “Borrowing Request”) delivered to the Agent no later than 3:00 p.m. one (1) Business Day prior to the proposed borrowing date of the Term Loans (or such shorter period as the Agent may agree) or, with respect to any Final Order Term Loans, three (3) Business Days prior to the proposed borrowing day of the Final Order Term Loans (or such shorter period as the Agent may agree). The Borrowing Request shall be in a form reasonably satisfactory to the Agent. Each DIP Lender shall provide each Term Loan in an aggregate amount not to exceed its Commitment with respect to such Term Loan and the obligation of each DIP Lender to make the Term Loans under this Note shall be several and not joint and several.  Upon receipt of a Borrowing Request with respect to any Term Loan, subject to the satisfaction (or waiver) of the conditions hereof, each DIP Lender shall simultaneously and proportionately to its Pro Rata Share of its Commitment with respect to such Term Loan, make the proceeds of such Term Loan available to the Borrower or the Agent on the applicable date of funding of the Term Loan by transferring immediately available funds equal to such proceeds to the Escrow Account (or to the Agent, which will then transfer such proceeds to the Escrow Account); provided that on the Closing Date (x) up to $6,500,000 of the proceeds of the Term Loans will be transferred directly to the Borrower and (y) the portion of the proceeds of the Term Loans allocated to the repayment of the obligations outstanding under the Super Priority Credit Agreement shall be remitted to the administrative agent under the Super Priority Credit Agreement in accordance with the Super Priority Credit Agreement Payoff Letter.  The relevant Commitment of each DIP Lender shall be permanently reduced upon the making of the relevant Term Loan in an amount equal to such Term Loan advanced by such DIP Lender. The Borrower may request Withdrawals from the Escrow Account in accordance with Section 2 of this Note; provided that, until entry of the Final Order, the Borrower may not withdraw more than $27,000,000 from the Escrow Account. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

(b)        The aggregate principal amount of Terms Loans outstanding shall not exceed $35,000,000, subject to any limitation of credit extensions under this Note and the Financing Orders (the “Maximum Amount”).

(c)        The Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request or similar notice believed by the Agent to be genuine. The Agent may assume that each Person executing and/or delivering any such notice was duly authorized, unless the responsible individual acting thereon for the Agent has actual knowledge to the contrary.

(d)        The Borrower shall utilize the proceeds of Term Loans, subject to the Financing Orders, to (i) repay in full the Super Priority Credit Agreement, (ii) fund general corporate needs, including without limitation working capital and other needs, (iii) pay costs, premiums, fees, and expenses incurred to administer or related to of the Chapter 11 Cases, including fees and expenses of professionals (including funding of the Carve-Out in accordance with the Financing Orders), and (iv) to provide for adequate protection for certain Prepetition Secured Parties, in each case in accordance with the Budget, subject to any Permitted Variance); provided, that, unless otherwise provided in the Budget, subject to any Permitted Variance, or approved by the Required Lenders, no portion of any Term Loans shall be used, directly or indirectly: (a) except as permitted by Section 15(d), to make any payment in respect of, or repurchase, redeem, retire or defease any, prepetition Indebtedness, except pursuant to the terms of the Financing Orders or to finance or make any Restricted Payment, (b) to pay any fees or similar amounts payable to any Person who has proposed or may propose to purchase interests in any of the Borrower or any of its respective Subsidiaries or affiliates or who otherwise has proposed or may propose to invest in the Borrower or any of its respective Subsidiaries or affiliates (including so-called “topping fees,” “exit fees,” and similar amounts), or (c) to make any distribution under a plan of reorganization in the Chapter 11 Cases or any similar proceeding of any of the Subsidiaries or affiliates of any of the Borrower.

(e)        The Borrower shall not transfer any amounts from the DIP Holding Account other than to the ABL Holding Account, and in no event shall any amounts transferred from the DIP Holding Account to the ABL Holding Account exceed, for any day or the immediately succeeding Business Day, the positive difference of (x) the amount of disbursements required to be paid on such day (the "Disbursement Amount") minus (y) the amount of funds in the ABL Holding Account on such day before giving effect to any such transfer. Any amounts transferred from the DIP Holding Account to the ABL Holding Account on any day shall be used to pay the Disbursement Amount for such day or the immediately succeeding Business Day).

(f)         If cash on deposit in the DIP Holding Account as of 5:00 p.m. on each Friday after the Closing Date exceeds Anticipated Net Disbursements for the week immediately following such Friday, then on or before the immediately following Monday, the Borrower shall transfer the amount of such excess from the DIP Holding Account to the Escrow Account, which amount shall be available for withdrawal subject to Section 2; provided that if the amount of such excess exceeds the remaining amount then held in the DIP Holding Account, the Borrower shall only be required to transfer the remaining amount then held in the DIP Holding Account.

2.            Certain Conditions to Making Term Loans and Withdrawals from the Escrow Account.

(a)            The effectiveness of this Note and the obligation of each DIP Lender to fund the Term Loans requested to be made by it shall be subject to the prior or concurrent satisfaction (or waiver) of each of the conditions precedent set forth in this clause (a):

(1)       the Borrower shall have paid any Obligations then payable hereunder (including the reasonable and documented out-of-pocket fees and expenses of counsel to the Agent) or under any other DIP Document;

(2)       the Loan Parties shall have delivered corporate resolutions, incumbency certificates and similar documents, in form and substance reasonably satisfactory to Agent with respect to this Note and the other DIP Documents and the transactions contemplated hereby and thereby;

(3)       the Escrow Agreement shall be in full force and effect and each of the Escrow Account and the DIP Holding Account shall not be subject to any Liens or claims, except as permitted herein or by the Financing Order;

(4)       the Loan Parties shall have delivered guarantees of each of the Guarantors, each in form and substance reasonably satisfactory to the Required Lenders with respect to this Note and the other DIP Documents and the transactions contemplated hereby and thereby;

(5)       the Loan Parties shall have delivered fully executed copies of all other DIP Documents, each in form and substance reasonably satisfactory to the Required Lenders;

(6)       any representation or warranty by any Loan Party contained herein or in any other DIP Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date;

(7)        (i) with respect to the Term Loan made on the Closing Date, (A) the Bankruptcy Court shall have entered the Interim Order; or (B) the Interim Order shall not have been stayed, vacated, reversed, modified or amended without the Required Lenders’ consent or (ii) with respect to the Final Order Term Loan, (A) the Bankruptcy Court shall have entered the Final Order; or (B) the Final Order shall have not been stayed, vacated, reversed, modified or amended without the Required Lenders’ consent;

(8)       no Default or Event of Default shall have occurred and be continuing or would result after giving effect to the Term Loans and the transactions contemplated herein;

(9)       after giving effect to the making of the Term Loans, the outstanding principal amount of all Term Loans would not exceed the Maximum Amount;

(10)     the Agent shall have received and approved the Budget in accordance with this Note and the Financing Orders; provided that if the Budgeted Professional Fee Amounts included in the Budget are not acceptable to the Required Lenders as of the Closing Date, then this clause (10) may be deemed satisfied for purposes of the Closing Date provided that (i) the Borrower shall consult with the Required Lenders regarding revised Budgeted Professional Fee Amounts and (ii) not later than fourteen (14) days after the effectiveness of this Note in accordance with the Financing Orders such revised Budgeted Professional Fee Amounts shall be acceptable to the Required Lenders;

(11)        the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Required Lenders, authorizing the Loan Parties to use Cash Collateral of the Prepetition Secured Parties in a manner consistent with the Budget;

(12)        Borrower shall have delivered to Agent and DIP Lenders fully executed sale agreements, in form and substance and with purchasers satisfactory to the Required Lenders, with respect to the sale of the Designated Assets for an aggregate purchase price attributable to the Collateral on which the Agent and DIP Lenders have the first lien of at least $60,000,000 (the “Designated Asset Sale Agreements”);

(13)        the Loan Parties shall have delivered to the Agent a termination, release and payoff letter (the “Super Priority Credit Agreement Payoff Letter”) with respect to the Super Priority Credit Agreement, duly executed by the administrative agent and collateral agent under the Super Priority Credit Agreement (the “Super Priority Agent”), together with forms of a termination of security interest in intellectual property for each assignment for security recorded in favor of the Super Priority Agent and UCC-3 termination statements for all UCC-1 financing statements filed in favor of the Super Priority Agent; and

(14)        all “first day” orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall be in form and substance reasonably acceptable to the Required Lenders and shall have been entered by the Bankruptcy Court.

(b)            The Borrower shall not request a Withdrawal (and no Withdrawal will be permitted), if, in each case, as of the date thereof:

(1)          any representation or warranty by any Loan Party contained herein or in any other DIP Document shall be untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date;

(2)          the Interim Order shall have been stayed, vacated, reversed, modified or amended without the Required Lenders’ consent;

(3)          after the entry of the Final Order, the Final Order shall have been stayed, vacated, reversed, modified or amended without the Required Lenders’ consent;

(4)          the Withdrawal Liquidity Condition shall not have been satisfied;

(5)          the proceeds of such Withdrawal shall not have been directed to be deposited in the DIP Holding Account;

(6)         any Default or Event of Default shall have occurred and be continuing or would result after giving effect to the advance of the Final Order Term Loans or any release of proceeds of the Term Loans from the Escrow Account; and

(7)          the Agent shall have not received from the Borrower at least two (2) Business Days (or such shorter period as the Required Lenders may agree) prior to the date of such Withdrawal, a Withdrawal Notice and a calculation evidencing satisfaction of the Withdrawal Liquidity Condition, which calculation shall be in form satisfactory to the Required Lenders.

Upon receipt of the Withdrawal Notice and satisfaction of the conditions set forth in this Section 2, the Agent shall promptly direct the Escrow Agent to disburse funds on the funding date set forth in the applicable Withdrawal Notice immediately following such Withdrawal Notice. Notwithstanding the foregoing, if the Agent determines in its sole discretion that the Borrower has failed to satisfy the conditions precedent set forth in this Section 2 for a Withdrawal Notice, the Agent shall decline to fund such Withdrawal and communicate the same to the Escrow Agent.

The request and acceptance in the Escrow Account by the Borrower of the proceeds of the Term Loans and the request of a Withdrawal shall, in each case, be deemed to constitute, as of the date of such request, acceptance or incurrence, a representation and warranty by the Borrower that (A) with respect to the request and acceptance in the Escrow Account by the Borrower of the proceeds of the Term Loans, the conditions in Section 2(a) have been satisfied and (B) with respect to the request of a Withdrawal, the conditions in Section 2(a) and 2(b) have been satisfied.

3.            Payment of Principal. FOR VALUE RECEIVED, the Borrower promises to pay to the Agent, for the benefit of the DIP Lenders, the lesser of (x) $35,000,000 and (y) the unpaid principal amount of all Term Loans, on the Maturity Date, together with all accrued and unpaid interest, fees and expenses to the extent required by this Note.

4.            Payment of Interest.

(a)        Subject to the terms of this Note, the Term Loans or any portion thereof shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loans until repaid, at a rate per annum equal to LIBOR Rate plus 9.00%.

(b)         Interest on the Term Loans shall be payable monthly, in arrears, on the last Business Day of each month, commencing on the last Business Day of the month in which the applicable Term Loans is made. If any payment of any of the Obligations becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)        All computations of fees and interest shall be made by the Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such fees or interest are payable (including the first day and last day). Each determination by the Agent of an interest rate hereunder shall be final, binding and conclusive on the Borrower (absent manifest error).

(d)       So long as an Event of Default shall have occurred and be continuing, and at the election of the Required Lenders, the interest rate applicable to the Obligations shall be increased by two percentage points (2.00%) per annum above the rate of interest otherwise applicable hereunder (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the date of such Event of Default until such Event of Default is cured or waived (notwithstanding when the election by the Required Lenders was made) and shall be payable upon demand.

(e)        It is the intention of the parties hereto that the Agent and each DIP Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other DIP Document would be usurious as to the Agent or any DIP Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such DIP Lender notwithstanding the other provisions of this Note), then, in that event, notwithstanding anything to the contrary in this Note or any other DIP Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any DIP Lender that is contracted for, taken, reserved, charged or received by the Agent or such DIP Lender under this Note or any other DIP Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such DIP Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such DIP Lender, as applicable, to the Borrower). If at any time and from time to time (x) the amount of interest payable to the Agent or any DIP Lender on any date shall be computed at the highest lawful rate applicable to the Agent or such DIP Lender pursuant to this Section 4(e) and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such DIP Lender would be less than the amount of interest payable to the Agent or such DIP Lender computed at the highest lawful rate applicable to the Agent or such DIP Lender, then the amount of interest payable to the Agent or such DIP Lender in respect of such subsequent interest computation period shall continue to be computed at the highest lawful rate applicable to the Agent or such DIP Lender until the total amount of interest payable to the Agent or such DIP Lender shall equal the total amount of interest which would have been payable to the Agent or such DIP Lender if the total amount of interest had been computed without giving effect to this Section 4(e).

(f)            If, after the date hereof, the DIP Lenders determine that (1) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (2) compliance by the DIP Lenders or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the DIP Lender’s or such holding company’s capital as a consequence of the DIP Lender’s Term Loans hereunder to a level below that which the DIP Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the DIP Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount reasonably deemed by the DIP Lender to be material, then the DIP Lender may notify the Borrower thereof. Following receipt of such notice, the Borrower agrees to pay the DIP Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable promptly after presentation by the DIP Lender to the Borrower of a statement in the amount and setting forth in reasonable detail the DIP Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the DIP Lender may use any reasonable averaging and attribution methods.

5.            Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to the Agent at the account as shall be designated in a written notice delivered by the Agent to the Borrower. Each payment made hereunder shall be credited first to interest then due and payable and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so repaid. The Borrower shall make each payment required under this Note prior to 2:00 p.m. New York City time on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the sole discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

6.            Optional Prepayments. Subject to the terms and conditions of the Financing Orders, the Borrower shall have the right at any time and from time to time to prepay the Term Loans under this Note in whole or in part (without premium or penalty) upon two (2) Business Days’ written notice to the Agent by 1:00 p.m. New York City time (or such shorter time as the Required Lenders may agree); provided that each such prepayment shall be in a minimum amount of $100,000. Notice of prepayment having been given as aforesaid, the principal amount specified in such notice shall become due and payable on the prepayment date specified therein in the aggregate principal amount specified therein unless such repayment is conditioned on the receipt of any third party funds or the consummation of certain transactions which are not received or consummated. Any prepayment or repayment hereunder shall be accompanied by interest on the principal amount of the Note being prepaid or repaid to the date of prepayment or repayment. Any prepayment made pursuant to this Section 6 shall be applied (i) first to the Term Loans on a Pro Rata Basis until paid in full and (ii) second, to any remaining Obligations as the Required Lenders shall determine in their sole discretion.

7.            Mandatory Prepayments. In each case, subject to the terms and conditions of the Financing Orders and the Budget, upon not less than one (1) Business Day prior written notice by the Borrower to the Agent by 1:00 p.m. New York City time:

(a)        No later than one (1) Business Day upon receipt by any Loan Party of cash proceeds of any asset disposition in excess of $250,000 in the aggregate with all other asset dispositions, unless the Required Lenders agree otherwise, the Borrower shall prepay the Term Loans in an amount equal to all such proceeds, net of (1) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or any Loan Party in connection therewith (in each case, paid to non-affiliates), (2) taxes reasonably expected to be payable by the Borrower in connection with such sale, and (3) with respect to proceeds from the disposition of assets securing obligations owed to a third party, which Lien is senior to the Liens securing the Obligations under this Note, the amount of such proceeds required by an order of the Bankruptcy Court to repay such third party obligations; provided that, in no event shall the proceeds of any Prepetition ABL Collateral be required to prepay the Term Loans until the Prepetition ABL Credit Facility is paid in full.

(b)        No later than one (1) Business Day upon receipt by any Loan Party of cash proceeds of any debt securities or other indebtedness not permitted under this Note, the Borrower shall prepay the Term Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs or fees paid to non-affiliates in connection therewith.

(c)        No later than one (1) Business Day upon receipt by any Loan Party of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Term Loans in an amount equal to all such Extraordinary Receipts, net of (x) any expenses (including reasonable broker’s fees or commissions and legal fees) incurred in connection with such Extraordinary Receipts, (y) any taxes paid or reasonably estimated to be payable by the Loan Parties in connection therewith and (z) with respect to Extraordinary Receipts from assets securing obligations owed to a third party, which Lien is senior to the Liens securing the Obligations under this Note, the amount of such Extraordinary Receipts required by an order of the Bankruptcy Court to repay such third party obligations; provided further, in no event shall the proceeds of any Prepetition ABL Collateral be required to prepay the Term Loans until the Prepetition ABL Credit Facility is paid in full.

(d)        Nothing in this Section 7 shall be construed to constitute the Agent’s or any DIP Lender’s consent to any transaction that is not permitted by other provisions of this Note or the other DIP Documents.

(e)        Any prepayment made pursuant to this Section 7 shall be applied (i) first to the Term Loans on a Pro Rata Basis until paid in full, (ii) second, to any remaining Obligations as the Required Lenders shall determine in their sole discretion and (iii) third, any excess remaining to the Borrower.

8.            Fees. Borrower shall pay to the Agent the following fees:

(a)        Upfront Fee. The Borrower shall pay to the Agent, for the account of the DIP Lenders, an upfront fee in an aggregate amount equal to 5.0% of the aggregate principal amount of the Term Loans, which fee shall be fully earned upon the entry of the Interim Order and non-refundable when paid and which shall be capitalized upon the funding of each Term Loan when funded and treated as principal of the Term Loans for all purposes.

(b)        Administration Fee. On or prior to the Closing Date, the Borrower shall pay to the Agent an administration fee equal to $175,000, which shall be fully earned upon the entry of the Interim Order and non-refundable when paid.

(c)            Exit Fee. On the earlier of (1) the date that all the Obligations under this Note are paid in full in cash and (2) the Maturity Date, the Borrower shall pay to the Agent for the benefit and account of the DIP Lenders, an exit fee equal to $350,000, which shall be fully earned upon the entry of the Final Order and non-refundable when paid.

9.            Indemnity. The Borrower shall indemnify and hold harmless the Agent and each DIP Lender and each of their respective affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal but limited to the legal fees and reasonable and documented out-of-pocket costs and expenses of one legal counsel (and one local counsel in each relevant jurisdiction)) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Note and the other DIP Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, and legal costs and expenses arising out of or incurred in connection with disputes between the Agent and the DIP Lenders on the one hand and the Loan Parties on the other hand; provided, that (i) the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence, bad faith or willful misconduct or material breach of the DIP Documents as determined in a final nonappealable judgment by a court of competent jurisdiction and (ii) this Section 9 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY DIP DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY DIP DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

10.            Adjustments for Withholding, Capital Adequacy Etc. All payments to the Agent by the Borrower under this Note shall be made free and clear of and without deduction or withholding for any and all taxes, duties, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”) imposed by the United States of America or any other nation or jurisdiction (or any political subdivision or taxing authority of either thereof), unless such Taxes are required by applicable law to be deducted or withheld. If the Borrower shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Note other than taxes imposed on the Agent or any DIP Lender’s overall net income, then (A) if such Tax is an Indemnified Tax, the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings, (including deductions or withholdings applicable to any additional amounts paid under this Note) the Agent receives an amount equal to the amount it would have received if no such deduction or withholding had been made, (B) the Borrower shall make such deductions or withholdings, and (C) the Borrower shall timely pay the full amount deducted or withheld to the relevant governmental entity in accordance with applicable law.

If the effect of the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (including without limitation any tax, duty, charge or withholding on or from payments due from the Borrower (but excluding Indemnified Taxes, Excluded Taxes, and taxation on the overall net income of the DIP Lenders)), or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, is to reduce the rate of return on the capital of the Agent with respect to this Note or to increase the cost to the Agent of making or maintaining amounts available under this Note, the Borrower agrees to pay to the Agent such additional amount or amounts as will compensate the Agent on an after-tax basis for such reduction or increase.

The Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by the Borrower under this Note or from the execution, delivery or registration of, or otherwise with respect to, this Note.

The Borrower shall indemnify the Agent and each of the DIP Lenders for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable by the Borrower hereunder) paid by the Agent or any DIP Lender and any liability (including penalties, interest and expenses) arising from or with respect to such Indemnified Taxes, whether or not they were correctly or legally asserted, excluding taxes imposed on the Agent or any DIP Lender’s overall net income. Payment under this indemnification shall be made upon demand. A certificate as to the amount of such Indemnified Taxes submitted to the Borrower by the Agent shall be conclusive evidence, absent manifest error, of the amount due from the Borrower to the DIP Lenders.

The Borrower shall furnish to the DIP Lenders the original or a certified copy of a receipt evidencing any payment of Taxes made by the Borrower pursuant to this Section 10 within thirty (30) days after the date of any such payment. If any Recipient becomes aware that it has received a refund of any Taxes with respect to which the Borrower has paid any amount pursuant to this Section 10, such Recipient shall pay the amount of such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest received from the relevant governmental authority with respect thereto), to the Borrower promptly after receipt thereof.

Any Recipient of a payment hereunder shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent on or prior to the date hereof (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two properly completed and executed copies of IRS Forms W-8 or W-9 and properly completed and executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction (if any) required to be made. In addition, any such Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall timely update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

11.            Priority of Obligations and DIP Lenders’ Liens.

(a)            To secure all of the Borrower’s Obligations now existing or hereafter arising, the Agent is granted (i) a super-priority administrative claim against each of the Borrower and Guarantors pursuant to Section 364(c)(1) of the Bankruptcy Code, and except as set forth in the Financing Orders (including with respect to the Carve-Out), having a priority over all other costs and expenses of administration of any kind, including those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 363, 364, 503, 506, 507, 546, 726, 1113 or 1114 or any other provision of the Bankruptcy Code or otherwise (whether incurred in these Chapter 11 Cases and any Successor Case), and, except as set forth in the Financing Orders (including with respect to the Carve-Out), shall at all times be senior to the rights of the Borrower or any domestic or foreign Subsidiary of the Borrower, any successor trustee or estate representative, or any other creditor or party in interest in the Chapter 11 Cases or any Successor Case, and (ii) pursuant to Sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and subject to clause (b) below, Liens on, and security interests in, the Collateral; provided that no Liens shall be permitted on the Escrow Agreement or either of the Escrow Account or DIP Holding Account or amounts held therein or proceeds thereof other than the lien of the Agent and the Carve-Out. The security interests and Liens granted to the Agent hereunder pursuant to Sections 364(c)(2) shall not be (i) subject to any Lien or security interest which is avoided and preserved for the benefit of the Loan Parties’ estate under Section 551 of the Bankruptcy Code, or (ii) except as set forth in the Financing Orders, subordinated to or made pari passu with any other Lien or security interest under Section 364(d) of the Bankruptcy Code or otherwise.

(b)       The priority of the Agent’s Liens on the Collateral shall be as set forth in the Financing Orders.

(c)        Notwithstanding anything herein to the contrary (i) all proceeds received by the Agent and the DIP Lenders from the Collateral subject to the Liens granted in this Section 11 and in each other DIP Document and by the Financing Orders shall be subject to the Carve-Out and Permitted Prior Liens (provided that the Escrow Agreement or either of the Escrow Account or DIP Holding Account or amounts held therein or proceeds thereof shall not be subject to Permitted Prior Liens), and (ii) no Person entitled to the Carve Out shall be entitled to sell, or otherwise dispose, or seek or object to the sale or other disposition of, such Collateral, subject to any such Person’s fiduciary obligations.

(d)        Each of the Loan Parties agrees for itself that the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 331,361, 362, 363, 364, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, except as set forth in the Financing Orders.

12.            Further Assurances. The Borrower agrees that it shall, at the Borrower’s expense and upon the reasonable request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent or such DIP Lender, as the Agent shall direct such Borrower such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Note or any other DIP Document, including, upon the written request of the Agent and in form and substance reasonably satisfactory to the Agent, security agreements, UCC-l financing statements and other Collateral Documents confirming and perfecting the granting to the Agent, on behalf of the DIP Lenders, of the Liens (subject to the Financing Orders) in the Collateral to secure the Obligations.

13.            [Reserved].

14.            Affirmative Covenants.

The Borrower agrees that until the Commitments shall have expired or been terminated and the Obligations payable under the DIP Documents shall have been paid in full:

(a)        Upon reasonable request of the Agent, the Loan Parties will permit any officer, employee, attorney or accountant or agent of the Agent to audit, review, make extracts from or copy, at the Borrower’s expense, any and all corporate and financial and other books and records of the Loan Parties at all times during ordinary business hours and, in the absence of an Event of Default, upon reasonable advance notice and to discuss the Loan Parties’ affairs with any of their directors, officers, employees, attorneys, or accountants. The Borrower will permit the Agent, or any of its officers, employees, accountants, attorneys or agent, to examine and inspect any Collateral or any other property of the Loan Parties at any time during ordinary business hours and, in the absence of an Event of Default, upon reasonable prior notice. Notwithstanding the foregoing, none of the Loan Parties will be required to disclose information to the Agent (or any agent or representative thereof) that is prohibited by applicable law, subject to confidentiality restrictions or is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)        (i) The Borrower and its Subsidiaries will comply with all requirements of applicable law, the non-compliance with which could reasonably be expected to have a Material Adverse Effect, except as executed by, or otherwise prohibited by, the provisions of the Bankruptcy Code or as a result of the Chapter 11 Cases and (ii) the Borrower and its Subsidiaries will obtain, maintain in effect and comply with all permits, licenses and similar approvals necessary for the operation of its business as now or hereafter conducted other than to the extent contemplated by the Budget, the Bid Procedures Motion or the Financing Orders.

(c)        The Borrower and its Subsidiaries will pay or discharge, when due, (i) all material taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties of the Borrower and its Subsidiaries (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the security interest, prior to the date on which penalties attach thereto, except in each case (1) where the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (2) taxes the nonpayment of which is permitted or required by the Bankruptcy Code or this Note, (ii) all federal, state and local taxes required to be withheld by it, and (iii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of Borrower and its Subsidiaries.

(d)        (i) The Borrower and each of its Subsidiaries will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) other than to the extent contemplated by the Budget, the Bid Procedures Motion or the Financing Orders, (ii) the Borrower and each of its Subsidiaries will defend the Collateral against all claims or demands of all Persons (other than Permitted Encumbrances) claiming the Collateral or any interest therein, and (iii) the Borrower and each of its Subsidiaries will keep all Collateral free and clear of all security interests, liens and encumbrances, except Permitted Encumbrances.

(e)        The Borrower and its Subsidiaries will:

(1)            Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A, unless otherwise approved by the Required Lenders in their discretion) satisfactory to the Required Lenders. All proceeds under each policy covering Collateral shall be payable to the Agent as a lender loss payee/mortgagee, other than proceeds required by an order of the Bankruptcy Court to be applied to the repayment of debt secured by a Lien on the related assets that is senior to the Liens securing the Obligations under this Note; provided that, in no event shall the proceeds in respect of any Prepetition ABL Collateral be required to prepay the Term Loans until the Prepetition ABL Credit Facility is paid in full. From time to time upon request, the Borrower shall deliver to the Agent the originals or certified copies of its insurance policies. Unless the Required Lenders shall agree otherwise and subject to Section 14(k), each policy shall include satisfactory endorsements that (i) provide for not less than 30 days prior notice to the Agent of termination, lapse or cancellation of such insurance, (ii) with respect to insurance covering Collateral, name the Agent as loss payee/mortgagee and additional insured, and (iii) specify that the interest of the Agent shall not be impaired or invalidated by any act or negligence of any Loan Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If the Borrower fails to provide and pay for any insurance, the Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrower therefor. The Borrower agrees to deliver to the Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Agent. If an Event of Default exists, only the Agent shall be authorized to settle, adjust and compromise such claims.

(2)            In addition to the insurance required under clause (e)(1) with respect to Collateral, maintain insurance with insurers (with a Best’s Financial Strength Rating of at least A, unless otherwise approved by the Required Lenders in their sole discretion) satisfactory to the Agent, with respect to the properties and business of the Loan Parties, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.

(f)        The Borrower and its Subsidiaries will preserve and maintain their existence and all of their rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent contemplated by the Budget, the Bid Procedures Motion or the Financing Orders or as permitted hereunder.

(g)       The Borrower and its Subsidiaries shall at all times provide reasonable access for, and reasonable cooperation with, any financial advisors to the Agent.

(h)       The Borrower and its Subsidiaries each agree that they shall take all actions necessary to cause each of the following to occur:

(1)      no later than 2 days after the Petition Date, the Interim Order approving the Note shall be entered by the Bankruptcy Court;

(2)     no later than 3 days following the Petition Date, the Loan Parties shall file one or more motions seeking entry of orders authorizing and approving bid and sale procedures for all of the Designated Assets (the “Bid Procedures Motion”), in form and substance reasonably acceptable to the Required Lenders;

(3)      no later than 35 days after the Petition Date, the Final Order approving this Note shall be entered by the Bankruptcy Court;

(4)      no later than 21 days after the Petition Date the Bankruptcy Court shall have entered one or more orders, in form and substance reasonably acceptable to the Required Lenders, granting the relief requested in the Bid Procedures Motion (including, if appropriate, approval of stalking horse and related protections);

(5)      no later than 55 days after the Petition Date the Bankruptcy Court shall have entered one or more orders authorizing and approving the sale of all of the Designated Assets pursuant to one or a series of related or unrelated sale transactions; and

(6)      no later than 65 days after the Petition Date the sale of all of the Designated Assets pursuant to one or a series of related or unrelated sale transactions shall have been consummated in full.

(i)        The Borrower agrees that it shall deliver (which delivery may be made by electronic communication (including email)) to the Agent each of the reports and other items set forth on Annex A attached hereto no later than the times specified therein (or such later time as the Required Lenders may agree). No less than once per week, the Borrower shall make its senior management and its advisors available at reasonable times and upon reasonable notice to the Agent and DIP Lenders to discuss the financial position, cash flows, variances, operations, sale process and general case status of the Loan Parties.

(j)        The Borrower and its Subsidiaries shall cause all (i) proposed material “second day” orders to be reasonably satisfactory to the Required Lenders and (ii) pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, to be reasonably satisfactory in form and substance to the Required Lenders.

(k)         Within thirty (30) days after the Closing Date (or such longer period as the Required Lenders may agree), the Borrower shall deliver or cause to be delivered to the Agent certificates of insurance and related endorsements that satisfy the requirements of Section 14(e).

(l)          Within fourteen (14) days after the Closing Date (or such longer period as the Required Lenders may agree), the Borrower shall deliver or cause to be delivered to the Agent an updated franchise tax account status with respect to Indigo Injection #3, LLC reflecting active status.

15.            Negative Covenants.

So long as any DIP Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, without the consent of the Required Lenders:

(a)         Neither the Borrower nor any of its Subsidiaries shall directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or Equity Interests of, or otherwise combine with or acquire, any Person, except in the case of this clause (ii), with respect to existing Subsidiaries to the extent consented to by the Required Lenders (which consent shall not be unreasonably withheld), other than, in each case, any such action approved by an order of the Bankruptcy Court in form and substance satisfactory to the Required Lenders.

(b)         Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness, except (without duplication), to the extent not prohibited by the Financing Orders, Permitted Indebtedness.

(c)          Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.

(d)         Neither the Borrower nor any of its Subsidiaries shall make any Restricted Payment, except dividends and distributions by Subsidiaries of the Borrower paid to the Borrower or other wholly-owned Subsidiaries of the Borrower.

(e)         Neither the Borrower nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person (other than the Borrower or any of its Subsidiaries), except the endorsement of negotiable instruments by Borrower and its Subsidiaries for the deposit or collection or similar transactions in the ordinary course of business; provided that, until satisfaction of the requirement of Section 14(l), no Debtor shall assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations (including any Indebtedness) of Indigo Injection #3, LLC.

(f)          Neither the Borrower nor any of its Subsidiaries will convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereinafter acquired other than (i) the sale of inventory in the ordinary course of business, (ii) the sale or disposition of obsolete equipment, (iii) the sale of other property on terms acceptable to the Required Lenders, (iv) the consummation of the Ongoing Sales and (v) the transfer, sale or disposition of assets approved by an order of the Bankruptcy Court in form and substance satisfactory to the Required Lenders, including the sale of the Designated Assets; provided that, until satisfaction of the requirement of Section 14(l), no Debtor shall convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to Indigo Injection #3, LLC.

(g)       Neither the Borrower nor any of its Subsidiaries shall consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, (i) the Financing Orders or (ii) the Prepetition Obligations. Except for (A) claims of employees for unpaid wages, bonuses, accrued vacation and sick leave time, business expenses and contributions to employee benefit plans for the period immediately preceding the Petition Date and prepetition severance obligations, in each case to the extent permitted to be paid by order of the Bankruptcy Court, and (B) payments permitted by the Financing Orders and the Budget, subject to Permitted Variance, neither the Borrower nor any of its Subsidiaries shall make any payment in respect of, or repurchase, redeem, retire or defease any, prepetition Indebtedness, except for other payments consented to by the Required Lenders in writing.

(h)        Neither the Borrower nor any of its Subsidiaries shall make any investment in, or make loans or advances of money to, any Person (other than another Loan Party), through the direct or indirect lending of money, holding of securities or otherwise; provided that, until satisfaction of the requirement of Section 14(l), no investment, loan or advance shall be made to Indigo Injection #3, LLC.

(i)         Neither the Borrower nor any of its Subsidiaries shall change its fiscal year.

(j)        For each most recently ended Variance Testing Period, the Borrower shall not permit: (x) the Actual Cash Receipts to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period, and (y) the aggregate amount of Actual Operating Disbursement Amounts and Actual Professional Fee Amounts to exceed the aggregate amount of Budgeted Operating Disbursement Amounts and Budgeted Professional Fee Amounts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance.

(k)        Neither the Borrower nor any of its Subsidiaries shall directly or indirectly, use the Term Loans or the proceeds of the Term Loans, or lend, contribute or otherwise make available the Term Loans or the proceeds of the Term Loans to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as DIP Lender, Agent or otherwise) of Sanctions.

16.            Events of Default; Rights and Remedies. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to the Bankruptcy Court, the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)        The Borrower (i) shall fail to make any payment of principal of, or interest on, or fees owing in respect of, the Term Loans or any of the other Obligations when due and payable, or (ii) shall fail to pay or reimburse the Agent on behalf of the DIP Lenders for any expense reimbursable hereunder or under any other DIP Document within three (3) Business Days following the Agent's demands for such reimbursement or payment.

(b)       Any Loan Party shall fail to comply with any of the provisions of Sections 1(d), 1(e),1(f), 14(f), 14(g), 14(h), 14(i) and 15 of this Note.

(c)       Any Loan Party shall fail to comply with any of other provision of this Note or any of the other DIP Documents (other than any provision embodied in or covered by any other clause of this Section 16) and the same, if capable of being remedied, shall remain unremedied for ten (10) Business Days after the earlier of the date a senior officer or any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by the Agent to such Loan Party.

(d)        Except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party from complying or permits any Loan Party not to comply, a default or breach shall occur under any agreement, document or instrument to which any Loan Party is a party (other than agreements, documents and instruments evidencing Prepetition Obligations) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party in excess of $50,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $50,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(e)       Any representation or warranty herein or in any other DIP Document or in any written statement, report, financial statement or certificate made or delivered to DIP Lenders by any Loan Party is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date when made or deemed made.

(f)        Any Loan Party shall bring a motion in any Chapter 11 Case: (i) to obtain financing from any Person other than DIP Lenders under Section 364(c) or 364(d) of the Bankruptcy Code, except to the extent the proceeds of such financing would be used to repay in full all of the Obligations under this Note, (ii) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral, except to the extent the proceeds of any such financing secured by such Lien would be used to repay in full all of the Obligations under this Note or (iii) to authorize any other action or actions materially adverse to the Agent or the DIP Lenders, or the Agent's rights and remedies hereunder or their interests in the Collateral .

(g)        The entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization that does not contain a provision for the termination of the DIP Lenders’ commitment to make Term Loans and the repayment in full in cash of all the Obligations under this Note on or before the effective date of such plan or plans.

(h)        The filing of any motion by the Borrower or any Loan Party against the DIP Lenders seeking, or the entry of any order in the Chapter 11 Cases in respect of, any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any Collateral.

(i)         [Reserved].

(j)         The entry by the Bankruptcy Court of an order authorizing the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, business, or reorganization of any Loan Party.

(k)        The Chapter 11 Cases, or any of them, shall be dismissed or converted from cases under Chapter 11 to cases under Chapter 7 of the Bankruptcy Code.

(l)         The entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Note or the other DIP Documents.

(m)      The entry of an order in any Chapter 11 Case granting any other super-priority administrative claim or Lien equal to or superior to that granted to the Agent (other than any such claim or Lien permitted by the Financing Orders), unless (i) consented to by the Required Lenders or (ii) the Obligations are paid in full in cash and the DIP Lenders’ commitment to make Term Loans is terminated.

(n)        The entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor (other than the Agent) to execute upon or enforce a Lien on any Collateral except with respect to Permitted Encumbrances arising prior to the Petition Date in an aggregate amount not to exceed $100,000.

(o)        The Financing Orders (or either of them) shall be stayed, amended, modified, reversed or revoked in any respect without the Required Lenders prior written consent.

(p)        There shall commence any suit or action against the Agent or any DIP Lender by or on behalf of (i) any Loan Party or (ii) any official committee in the Chapter 11 Cases, in each case, that asserts a claim or seeks a legal or equitable remedy that would have the effect of subordinating the claim or Lien of DIP Lenders and, if such suit or action is commenced by any Person other than Borrower or any Subsidiary, officer, or employee of Borrower, such suit or action shall not have been dismissed or stayed within 10 days after service thereof on the Agent or any DIP Lender, as applicable, and, if stayed, such stay shall have been lifted.

(q)        Any provision of any DIP Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any DIP Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any DIP Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any DIP Document shall cease to be a valid and perfected first priority Lien (except as otherwise permitted herein or in the Financing Orders) in any of the Collateral purported to be covered thereby.

(r)         Termination of the use of Cash Collateral pursuant to the terms of the Financing Orders.

(s)        Assets of any Loan Party with a fair market value of $200,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for ten (10) days or more.

(t)         A breach by any Loan Party of the terms of the Financing Orders.

(u)        The failure of the Loan Parties to maintain, at any time, Liquidity in an amount in excess of $500,000.

(v)        Any Designated Asset Sale Agreement or any provision thereof (i) shall fail to be in full force and effect or binding upon and enforceable against any Loan Party (subject to entry of a sale order applicable to such Designated Asset Sale Agreement) or any other party thereto in accordance with its terms, (ii) has been amended or modified without the consent of the Required Lenders, or (iii) has been breached due to the action or inaction of any Loan Party or any other party thereto. Any party to a Designated Asset Sale Agreement shall have notified any other party to a Designated Sale Agreement of its intent to terminate such Designated Sale Agreement or any other event shall occur, or shall fail to occur, which, subject to a notice requirement or passage of time, would result in the termination of any Designated Asset Sale Agreement.

(w)       Entry of an order authorizing and/or directing the reclamation of goods pursuant to section 546(c) of the Bankruptcy Code in excess of $50,000.

(x)       Receipt by the Borrower of notice from the Required Lenders that no revised Budgeted Professional Fee Amounts proposed by the Borrower within fourteen days (14) after the effectiveness of this Note in accordance with the Financing Orders are acceptable to the Required Lenders.

If any Event of Default shall have occurred and be continuing, then the Agent may, upon written notice to the Borrower and subject to the terms of the Financing Orders: (i) terminate the Commitment of each DIP Lender with respect to further Term Loans; (ii) declare all or any portion of the Obligations, including all or any portion of any Term Loan, to be forthwith due and payable; (iii) revoke the Borrower’s rights to use Cash Collateral in which the Agent and the DIP Lenders have an interest; and (iv) exercise any rights and remedies under the DIP Documents (including, without limitation, termination of the Escrow Account) or at law or in equity, all in accordance with the Financing Orders. Upon the occurrence of an Event of Default and the exercise by the Agent or the DIP Lenders of their rights and remedies under this Note and the other DIP Documents pursuant to clause (iv) above and subject to the Financing Orders, each Loan Party shall assist the Agent in effecting a sale or other disposition of the Collateral upon such terms as are designed to maximize the proceeds obtainable from such sale or other disposition. On any date on which the Term Loans shall have been accelerated, subject to the Financing Orders, any amounts remaining in either the Escrow Account or the DIP Holding Account (other than with respect to amounts to fund the Carve-Out) may be applied by the Agent to reduce the Term Loans and other Obligations then outstanding. None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in either the Escrow Account or the DIP Holding Account upon the occurrence and continuance of any Default or Event of Default.

Except as otherwise provided for in this Note or by applicable law, the Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which the Borrower may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard; (b) all rights to notice and a hearing prior to the Agent taking possession or control of, or Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies; and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

To the extent permitted by law and subject in all respects to the terms of the Financing Orders, the Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Agent deals with similar securities and property for its own account, the Agent’s duty of care with respect to Collateral in the custody or possession of a bailee or other third person shall be deemed fulfilled if the Agent exercises reasonable care in the selection of the bailee or other third person, and the Agent need not otherwise preserve, protect, insure or care for any Collateral, and the Agent shall not be obligated to preserve any rights any Loan Party may have against prior parties.

Any amount or payment received by the Agent or any DIP Lender from any Loan Party or from the proceeds of Collateral (subject to the terms of the Financing Orders) following (i) any acceleration of the Obligations under this Note or (ii) at the direction of the Required Lenders after any Event of Default, shall be applied to the Obligations as determined by the Agent (acting at the direction of the Required Lenders in their sole discretion) and once paid in full, any excess shall be paid to the Borrower or as otherwise required by applicable law.

17.            Reference Agreements. This Note evidences the Term Loans that may be made to Borrower from time to time in the aggregate principal amount outstanding of up to $35,000,000 and is issued pursuant to and entitled to the benefits of the Financing Orders, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced by this Note are made and are to be repaid.

18.            Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“ABL Holding Account” shall mean account number x2510 at Bank of America, N.A.

“Actual Cash Receipts” shall mean with respect to any period, the actual amount that corresponds to the line item “Total Operating Receipts” as determined by reference to the Budget as then in effect.

“Actual Net Operating Cash Flow” shall mean with respect to any period, the actual amount that corresponds to the line item “Net Cash Flow” in the Budget as then in effect.

“Actual Operating Disbursement Amounts” shall mean with respect to any period, the actual amount that corresponds to the line item “Total Operational Disbursements” in the Budget as then in effect.

“Actual Outstanding Debt” shall mean with respect to any period, the actual amount that corresponds to the line item “Ending Balance” in the section titled “DIP Balance Rollforward” in the Budget as then in effect.

“Actual Professional Fee Amounts” shall mean, with respect to any period, the actual amount of Professional Fees described in the supporting materials provided with the Budget as then in effect.

"Anticipated Net Disbursements" shall mean, with respect to Friday of any week, the positive difference of (a) the amount of disbursements reasonably anticipated to be made during the week immediately following such Friday as set forth in the Budget (subject to Permitted Variance), minus (b) the sum of (x) the amount of cash receipts expected to be received by the Loan Parties during such week as set forth in the Budget (subject to Permitted Variance) and (y) estimated cash in the ABL Holding Account as of such Friday.

“Approved Budget Variance Report” shall mean a report provided by the Borrower to the Agent and the DIP Lenders (a) showing, in each case, on a line item by line item and a cumulative basis, the Actual Cash Receipts, the Actual Operating Disbursement Amounts, the Actual Professional Fee Amounts, the Actual Net Operating Cash Flow and the Actual Outstanding Debt, in each case as of the last day of the Variance Testing Period then most recently ended, noting therein (i) all variances, on a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Operating Disbursement Amounts, the Budgeted Professional Fee Amounts, the Budgeted Net Operating Cash Flow and the Budgeted Outstanding Debt for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance in such Variance Testing Period with the Permitted Variances and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intend to take with respect thereto and (b) which such reports shall contain supporting information, satisfactory to the Required Lenders in their sole discretion.

“Bankruptcy Code” shall have the meaning given such term in the recital to this Note.

“Bankruptcy Court” shall have the meaning given such term in the recital to this Note.

“Bid Procedures Motion” shall have the meaning given such term in Section 14 of this Note.

“Borrower” shall have the meaning given such term in the recital to this Note.

“Budget” shall mean a rolling eight (8) week forecast of projected receipts, disbursements, net cash flow, liquidity and loans for the immediately following consecutive eight (8) weeks after the date of delivery, which shall be in substantially the form of the Initial Budget or otherwise in form and substance acceptable to the Required Lenders and shall be approved by the foregoing Required Lenders, in the Required Lenders’ sole discretion. The initial Budget (the “Initial Budget”) is attached hereto as Exhibit A.

“Budgeted Cash Receipts” shall mean with respect to any period, the amount that corresponds to the line item “Total Operating Receipts” in the Budget, as then in effect.

“Budgeted Net Operating Cash Flow” shall mean with respect to any period, the actual amount that corresponds to the line item “Net Cash Flow” in the Budget as then in effect.

“Budgeted Operating Disbursement Amounts” shall mean with respect to any period, the amount that corresponds to the line item “Total Operational Disbursements” in the Budget.

“Budgeted Outstanding Debt” shall mean with respect to any period, the actual amount that corresponds to the line item “Ending Balance” in the section titled “DIP Balance Rollforward” in the Budget as then in effect.

“Budgeted Professional Fee Amounts” shall mean, with respect to any period, the amount of Professional Fees described in the supporting materials provided with the Budget as then in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the State of New York or any other day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close, and with respect to all notices, determinations, fundings and payments in connection with LIBOR, any day that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Carve-Out” shall have the meaning given such term in the Financing Orders.

“Cash Collateral” shall have the meaning given to such term in the Financing Orders.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the respective meanings given such terms in the recital to this Note.

“Closing Date” shall mean the Business Day when each of the conditions applicable to the funding of the Term Loans (other than any Final Order Term Loans) and listed in Section 2(a) of this Note shall have been satisfied or waived in a manner satisfactory to the Required Lenders.

“Collateral” shall mean the assets and property covered by the Financing Orders and the other Collateral Documents and any other assets and property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent on behalf of the DIP Lenders, to secure the Obligations and the Guaranteed Obligations. Without limiting the foregoing, the Collateral shall include all present and future property of each Loan Party under Section 541(a) of the Bankruptcy Code (including, without limitation, the proceeds of avoidance actions upon entry of the Final Order) and all proceeds thereof.

“Collateral Documents” shall mean the Security Agreement and each agreement entered into pursuant to Section 12 hereof and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations and the Guaranteed Obligations, including the Financing Orders and the Guaranty.

“Commitment” shall mean, with respect to each DIP Lender, the commitment of such DIP Lender to make its portion of the Term Loans to the Borrower in the principal amount set forth on Schedule I hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Note.

“Davis Polk” shall mean Davis Polk & Wardwell LLP.

“Debtors” shall have the meaning given to such term in the Financing Orders.

“Default” shall mean an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning given such term in Section 4(d) of this Note.

“Designated Assets” shall mean the assets of the Loan Parties more fully described on Annex B and Annex C attached hereto.

“Designated Asset Sale Agreements” shall have the meaning given such term in Section 2(a)(10).

“Designated Jurisdiction” shall mean any country or territory that is the target of a Sanction.

“DIP Documents” shall mean the Note, the Collateral Documents, the Guaranty, the Escrow Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of the Agent in connection with this Note. Any reference in this Note or any other DIP Document to a DIP Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements supplements or other modifications thereto, and shall refer to such DIP Document as the same may be in effect at any and all times such reference becomes operative.

“DIP Holding Account” shall mean account number x0091 at J.P. Morgan Chase & Co.

“DIP Lenders” shall have the meaning given such term in the recital to this Note.

“DIP Lender Advisor” shall mean Davis Polk or such other advisor as the DIP Lenders may designate in writing to the Borrower.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Ducera” shall mean Ducera Partners LLP.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

“Escrow Account” shall mean an escrow account with the Escrow Agent into which the proceeds of the Term Loans (and amounts described in Section 1(f)) shall be deposited and retained subject to withdrawal thereof by the Borrower pursuant to the terms hereof for use in accordance with the terms hereof and of the Budget (subject to any Permitted Variance) or return thereof to the DIP Lenders upon the occurrence of the Maturity Date.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean an Escrow Agreement dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Borrower, the Escrow Agent and the Agent (for and on behalf of the DIP Lenders) relating to the Escrow Account in form and substance reasonably satisfactory to the DIP Agent and the Borrower.

“Event of Default” shall have the meaning given such term in Section 16 of this Note.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any DIP Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) in the case of a DIP Lender, federal withholding Taxes imposed on amounts payable to or for the account of such DIP Lender with respect to an applicable interest in Term Loans or Commitment pursuant to a law in effect on the date on which (i) such DIP Lender acquires such interest in the Term Loans or Commitment or (ii) such DIP Lender changes its lending office, except in each case to the extent that, pursuant to Section 10, amounts with respect to such Taxes were payable either to such DIP Lender’s assignor immediately before such DIP Lender became a party hereto or to such DIP Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to provide the Borrower with the tax documentation described in Section 10 hereof and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” shall mean any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Sections 7(a) and (b) hereof) from (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

“Final Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001, in form and substance satisfactory to the Required Lenders, together with all extensions, modifications and amendments thereto, authorizing Borrower to obtain credit, incur Indebtedness, and grant Liens under this Note and/or certain financing documentation, all as set forth in such order.

“Final Order Term Loan” shall have the meaning given such term in Section 1(a).

“Financing Orders” shall mean, collectively, the Interim Order and the Final Order, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Guaranteed Obligations” shall mean the obligations to be guaranteed by each Guarantor pursuant to the terms of the Guaranty.

“Guarantor” shall have the meaning given such term in the recital to this Note.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, made by the Guarantors in favor of the Agent.

“Indebtedness” shall have the meaning given such term in the Prepetition ABL Credit Agreement (and the defined terms used in such definition and defined in the Prepetition ABL Credit Agreement shall have the meanings given such terms therein, unless any such term is also defined herein, in which case each such defined term used in such definition shall have the meaning provided herein) whether or not such agreement remains in effect and without giving effect to any amendments or other modifications thereto made after the Closing Date.

“Indemnified Person” shall have the meaning given such term in Section 9 of this Note.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any DIP Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” means, with respect to each Term Loan, a period commencing on the date of the making of such Term Loan and ending on the last Business Day of the then current month and thereafter commencing on the last day of the previous Interest Period and ending 1 month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month after the date on which the Interest Period began, as applicable.

“Interim Order” shall mean the interim order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications and amendments thereto, satisfactory in form and substance to the Required Lenders, authorizing, on an interim basis, Borrower to execute and perform under the terms of this Note and the other DIP Documents.

“LIBOR” means, with respect to any Term Loan for any Interest Period, the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and obtained through a nationally recognized service such as Bloomberg or Reuters (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case, the “Screen Rate”), or a comparable or successor rate that has been approved by the Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” means, for each Interest Period for each Term Loan, the greater of (a) the rate per annum determined by the Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

"Liquidity" shall mean, as of any time of determination, the sum of (x) actual amounts of unrestricted cash of the Loan Parties deposited in the ABL Holding Account and the DIP Holding Account and (y) the amount on deposit in the Escrow Account.

“Loan Party” shall mean the Borrower and any Guarantor.

“Material Adverse Effect” shall mean a material adverse effect on (i) the operations, business, assets, properties or financial condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties to perform payment or other material obligations under any DIP Document, (iii) the legality, validity or enforceability of this Note or any other DIP Document, (iv) the rights and remedies of the Agent and the DIP Lenders under any DIP Document, or (v) the validity, perfection or priority of a Lien in favor of DIP Lenders on any of the Collateral; provided, however that “Material Adverse Effect” shall expressly exclude any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing or commencement of the Chapter 11 Cases.

“Maturity Date” shall mean the earliest to occur of (i) December 16, 2021, or if such date is not a Business Day the immediately following Business Day, (ii) September 22, 2021, if the Final Order has not been entered by the Bankruptcy Court on or prior to such date, or if such date is not a Business Day the immediately following Business Day, (iii) the consummation of both Trigger Sales; (iv) the substantial consummation of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order of the Bankruptcy Court, or (v) the date on which the Term Loans are accelerated pursuant to Section 16.

“Maximum Amount” shall have the meaning given such term in Section 1 of this Note.

“Note” shall have the meaning given such term in the recital to this Note.

“Obligations” shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Agent and DIP Lenders arising under the Note or any of the other DIP Documents, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under the Note or any of the other DIP Documents. This term includes all principal, interest, fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Note or any of the other DIP Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ongoing Sales” shall mean the sale of the assets of the Loan Parties more fully described on Annex D attached hereto.

“Other Taxes” shall have the meaning given such term in Section 10 of this Note.

“Participant Register” shall have the meaning given such term in Section 21 of this Note.

“Payment Office” shall mean such account, office or offices of the Agent as may be designated in writing from time to time by the Agent to Borrower.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges (i) not yet due and payable, (ii) that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (iii) the nonpayment of which is permitted or required by the Bankruptcy Code; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the ordinary course of business; (d) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business; (e) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (f) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto so long as the same do not materially impair the use, value, or marketability of such real estate; (g) the Agent’s and DIP Lenders’ Liens; (h) Liens existing on the Petition Date (to the extent valid, enforceable, perfected and not subject to avoidance as of the Petition Date or perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code); (i) Liens in favor of the Prepetition Secured Parties and other Liens granted pursuant to the Financing Orders (including, to the extent constituting a Lien, the Carve-Out); and (j) to the extent constituting Liens, Liens on goods delivered to any Loan Party after the Petition Date under any consignment or similar title retention agreements; provided that no encumbrance (other than the Liens described in clause (g) above and the Carve-Out) on the Escrow Agreement or either of the Escrow Account or DIP Holding Account or amounts held therein or proceeds thereof shall be a Permitted Encumbrance.

“Permitted Indebtedness” shall mean: (a) current Indebtedness incurred in the ordinary course of business for inventory, supplies, equipment, services, taxes or labor; (b) Indebtedness arising under this Note and the other DIP Documents; (c) Prepetition Obligations; (d) deferred taxes and other expenses incurred in the ordinary course of business; (e) any Indebtedness existing on the Petition Date; and (f) administrative expenses of Borrower for which the Bankruptcy Court has not directed payment.

“Permitted Prior Liens” shall mean certain permitted senior liens as expressly set forth in the Financing Orders.

“Permitted Variance” shall mean, with respect to any Variance Testing Period, (a) in respect of the aggregate amount of Actual Operating Disbursement Amounts and Actual Professional Fee Amounts, (x) 15% for the Initial Two Week Disbursements Period, (y) 12.5% for the Initial Three Week Disbursements Period, and (z) 10% for the Initial Four Week Disbursements Period and each Four Week Disbursements Period and (b) in respect of Actual Cash Receipts, (x) 12.5% for the Initial Three Week Receipts Period and (y) 10% for the Initial Four Week Receipts Period and each Four Week Receipts Period.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” shall have the meaning given such term in the recital to this Note.

“Prepetition ABL Credit Agreement” shall have the meaning given such term in the Financing Orders.

“Prepetition ABL Collateral” shall have the meaning given such term in the Financing Orders.

“Prepetition ABL Credit Facility” shall have the meaning given such term in the Financing Orders.

“Prepetition Obligations” shall have the meaning given such term in the Financing Orders.

“Prepetition Secured Parties” shall have the meaning given such term in the Financing Orders.

“Professional Fees” shall mean the fees and expenses of all professionals retained by the Debtors or any committee appointed by the Office of the United States Trustee (including, without limitation, fees and expenses of counsel, financial advisors and investment bankers, but excluding any success or transaction based fee), in each case to the extent included in the Carve Out.

“Pro Rata Share” shall mean with respect to a DIP Lender’s obligation to make Term Loans and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such DIP Lender’s Commitment by (ii) the Maximum Amount.

“Rapp & Krock” shall mean Rapp & Krock, PC.

“Recipient” shall mean the Agent or any DIP Lender, as applicable.

“Register” shall have the meaning given such term in Section 21 of this Note.

“Registered Loan” shall have the meaning given such term in Section 21 of this Note.

“Related Fund” shall mean, with respect to any Person, an affiliate of such Person, or a fund or account managed by such Person or an affiliate of such Person.

“Related Parties” shall mean, with respect to any specified Person, such Person’s affiliates and the respective managers, administrators, trustees, partners, investors, directors, officers, employees, agents, advisors, sub-advisors or other representatives of such Person and such Person’s affiliates.

“Required Lenders” shall mean, at any time, two or more unaffiliated DIP Lenders whose aggregate Pro Rata Shares exceed 50%; provided, that, any approval of the “Required Lenders” may be communicated via email by the DIP Lender Advisor.

“Reserve Percentage” means, on any day, for any DIP Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that DIP Lender, but so long as such DIP Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Resignation Effective Date" shall have the meaning given such term in Section 20(g)(1).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Sanction” shall mean any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

"Security Agreement" shall mean the Security Agreement, dated the date hereof, among the Borrower, the Guarantors and the Agent.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Case” shall have the meaning given such term in the Financing Orders.

“Super Priority Credit Agreement” shall mean the Super Priority Credit Agreement, dated as of May 3, 2021, among the Borrower, Cantor Fitzgerald Securities, as Administrative Agent, and the lenders party thereto, as amended, restated, amended and restated, modified, or supplemented from time to time prior to the Closing Date.

“Super Priority Credit Agreement Payoff Letter” shall have the meaning given such term in Section 2(a)(11).

“Taxes” shall have the meaning given such term in Section 10 of this Note.

“Term Loans” shall have the meaning given such term in Section 1 of this Note.

“Trigger Sales” shall mean the disposition through one or more transactions of the assets described on Annex C attached hereto.

"Variance Testing Period" shall mean each of (a) in respect of Actual Operating Disbursement Amounts and Actual Professional Fee Amounts, (w) the two week period ending on August 28, 2021 (“Initial Two Week Disbursements Period”), (x) the three week period ending on September 4, 2021 (“Initial Three Week Disbursements Period”), (y) the four week period ending on September 11, 2021 (“Initial Four Week Disbursements Period”), and (z) thereafter the rolling four week period ending on each Saturday (each a, “Four Week Disbursements Period”) and (b) in respect of Actual Cash Receipts, (w) the three week period ending on August 28, 2021 (“Initial Three Week Receipts Period”), (y) the four week period ending on September 11, 2021 (“Initial Four Week Receipts Period”), and (z) thereafter the rolling four week period ending on each Saturday (each a, “Four Week Receipts Period”).

“Withdrawal” means a withdrawal from the Escrow Account made in accordance with Section 2.

“Withdrawal Date” means the date of the making of any Withdrawal.

“Withdrawal Liquidity Condition” shall mean, with respect to any Withdrawal, that on the related Withdrawal Date the amount of such requested Withdrawal does not exceed the positive difference of (a) the amount of disbursements reasonably anticipated to be made during the period from such Withdrawal Date to the last Business Day of the week following such Withdrawal Date as set forth in the Budget (subject to Permitted Variance), minus (b) the sum of (x) the amount of cash receipts reasonably expected to be received by the Loan during the period from such Withdrawal Date to the last Business Day of the week following such Withdrawal Date as set forth in the Budget (subject to Permitted Variance), (y) estimated cash in the ABL Holding Account as of such Withdrawal Date and (z) cash in the DIP Holding Account as of such Withdrawal Date.

“Withdrawal Notice” shall mean a written notice substantially in the form of the Form of Written Direction attached as Exhibit A to the Escrow Agreement delivered by the Borrower to the Escrow Agent and the Agent from time to time to request a Withdrawal from the Escrow Account.

19.            Representations and Warranties. The Borrower and each of the other Loan Parties represents as follows:

(a)        the Borrower and each of the Loan Parties are duly formed and/or organized and validly existing under the laws of their jurisdictions of incorporation or formation;

(b)        upon entry of the Financing Orders, the execution and delivery of this Note and the other DIP Documents and the performance by the Borrower of the Borrower’s obligations hereunder and under the other DIP Documents are within its corporate powers, have been duly authorized by all necessary corporate action of the Borrower, have received all necessary bankruptcy, insolvency or governmental approvals, and do not and will not contravene or conflict with any provisions of applicable material law or of the Borrower’s corporate charter or by-laws or of any agreements binding upon or applicable to the Borrower or any of its Subsidiaries or any of their properties;

(c)        the Chapter 11 Cases have been duly authorized by all necessary legal and corporate action by or on behalf of each Loan Party and have been duly and properly commenced;

(d)        upon entry of the Financing Orders, this Note and each other DIP Document is the legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, including the entry of the Financing Orders and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(e)        other than as a result of the Chapter 11 Cases and subject to any necessary orders or authorization of the Bankruptcy Court, the Borrower and the Loan Parties have good and marketable title to, or valid leasehold interests in, all of its material property and assets; none of the properties and assets of the Borrower and its Subsidiaries are subject to any Liens other than Permitted Encumbrances;

(f)         no written statement furnished by or on behalf of the Borrower and its Subsidiaries to the DIP Lenders pursuant to the terms of this Note (other than any projections, the Budget, estimates and information of a general economic nature or general industry nature), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of all of the circumstances under which they were made;

(g)        upon entry of the Financing Orders, the Liens granted to the DIP Lenders pursuant to the Collateral Documents and the Financing Orders will at all times be fully perfected Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Prior Liens or other Liens permitted to have such priority under the Financing Orders;

(h)        except for proceedings in the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of the Borrower, threatened against the Borrower of its Subsidiaries before any governmental authority or before any arbitrator or panel of arbitrators that challenges the rights or powers of the Borrower or its Subsidiaries to enter into or perform any of its obligations under the DIP Documents to which it is a party, or the validity or enforceability of any DIP Document or any action taken thereunder;

(i)         each Loan Party is in compliance in all material respects with the requirements of all laws and regulations and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(j)         none of the Loan Parties is an “investment company”, “affiliated person”, “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended;

(k)        no Loan Party, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction;

(l)         since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; and

(m)       the Borrower and its Subsidiaries have filed all material federal, state and other tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable other than those not yet delinquent or are being contested in good faith by appropriate proceedings.

20.            Agent.

(a)        Appointment.  Each DIP Lender hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Note including:  (i) to receive on behalf of each DIP Lender any payment of principal of or interest on the Term Loans outstanding hereunder and all other amounts accrued hereunder for the account of the DIP Lenders and paid to the Agent, and to distribute promptly to each DIP Lender its Pro Rata Share of all payments so received; (ii) to distribute to each DIP Lender copies of all material notices and agreements received by the Agent; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Term  Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Note or any other DIP Document; (v) to perform, exercise, and enforce any and all other rights and remedies of the DIP Lenders with respect to the Borrower, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Note or any other DIP Document; (vi)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Note or any other DIP Document; and (vii) to take such action as the Agent deems appropriate on its behalf to administer the Term Loans and the DIP Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other DIP Documents together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. The Agent may perform any of its duties hereunder or under the other DIP Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Agent. The Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Section 20 shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(b)        Nature of Duties.  The Agent shall have no duties or responsibilities except those expressly set forth in this Note or in the other DIP Documents.

(c)        Rights, Exculpation, Etc.  The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Note or the other DIP Documents, except for their own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

(d)       Reliance.  The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Note or any of the other DIP Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(e)       Indemnification.  To the extent that the Agent is not reimbursed and indemnified by the Borrower, the DIP Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Note or any of the other DIP Documents or any action taken or omitted by the Agent under this Note or any of the other DIP Documents, in proportion to each DIP Lender’s Pro Rata Share.

(f)        Collateral Matters.

(1)        The DIP Lenders hereby irrevocably authorize the Agent, to release any Lien granted to or held by the Agent upon any Collateral upon cancellation of the Note and payment and satisfaction of the Term Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of the Borrower’s business or otherwise in compliance with or as permitted by the terms of this Note and the other DIP Documents; or if approved, authorized or ratified in writing by the DIP Lenders.

(2)        Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the DIP Lenders, each DIP Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under paragraph (f)(1) above.

The Agent shall have no obligation whatsoever to any DIP Lender to assure that the Collateral exists or is owned by the Loan Parties, or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Note or any other DIP Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this section or in any other DIP Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the DIP Lenders and that the Agent shall have no duty or liability whatsoever to any other DIP Lender, except as otherwise provided herein.

(g)       Successor Agent.

(1)        The Agent may at any time give at least 30 days prior written notice of its resignation to the DIP Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent which is reasonably acceptable to the Borrower.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the DIP Lenders, appoint a successor Agent.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(2)            With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other DIP Documents (except that in the case of any Collateral held by such Agent on behalf of the DIP Lenders under any of the DIP Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each DIP Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other DIP Documents.  After the retiring Agent's resignation hereunder and under the other DIP Documents, the provisions of this Article, Section 9 and Section 21(b) shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

21.            Miscellaneous.

(a)            All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, emailed or delivered as follows:

If to Borrower:	Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, TX 76102
Attn: Adam Hurley and Robby Reeb
	Email:	AHurley@BasicES.com RReeb@BasicES.com

with copies to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, NY 10153 Attn: Ray Schrock, Sunny Singh and Vynessa Nemunaitis
	Email:	Ray.Schrock@weil.com
sunny.singh@weil.com
Vynessa.nemunaitis@weil.com

If to Agent or any Lender:	Guggenheim Credit Services, LLC 330 Madison Avenue, 10th Floor New York, NY 10017 Attn: GI Ops NY Loan Agency
	Email:	GIOpsLoanAgency@guggenheimpartners.com

with copies to:	Guggenheim Credit Services, LLC 330 Madison Avenue, 10th Floor New York, NY 10017 Attn: GI Legal
	Email:	GILegalTransactionsGroup@guggenheimpartners.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: Damian S. Schaible and Adam Shpeen
	Email:	damian.schaible@davispolk.com
adam.shpeen@davispolk.com

All such notices and communications shall, when mailed or sent by overnight courier, be effective when deposited in the mails or delivered to the overnight courier, as the case may be, or when sent by email be effective when confirmation is received.

(b)        The Borrower shall reimburse the Agent and the DIP Lenders for all reasonable and documented out-of-pocket expenses incurred in connection with the negotiation and preparation of the DIP Documents and the obtaining of approval of the DIP Documents by the Bankruptcy Court, including the reasonable and documented fees, costs and expenses of (i) Davis Polk, (ii) Ducera, (iii) Rapp & Krock and (iv) any other advisors. Subject to the foregoing, the Borrower shall reimburse the Agent and DIP Lenders for all reasonable and documented out-of-pocket fees, costs and expenses of (i) Davis Polk, (ii) Ducera (iii) Rapp & Krock and (iv) any other advisors, in connection with:

(1)        any amendment, modification or waiver of, consent with respect to, or termination or enforcement of, any of the DIP Documents or advice in connection with the administration of the Term Loans made pursuant hereto or its rights hereunder or thereunder;

(2)        the review of pleadings and documents related to the Chapter 11 Cases and any subsequent Chapter 7 case, attendance at meetings related to the Chapter 11 Cases and any subsequent Chapter 7 case, and general monitoring of the Chapter 11 Cases and any subsequent Chapter 7 case;

(3)        any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, the Borrower or any other Person, and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the DIP Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to the Agent by virtue of the DIP Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default;

(4)         any attempt to enforce any remedies of the Agent against any or all of the Borrower or any other Person that may be obligated to the Agent by virtue of any of the DIP Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default;

(5)         any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default; and

(6)         any efforts to (A) monitor the Term Loans or any of the other Obligations, (B) evaluate, observe or assess any of the Borrower or their respective affairs, (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral and (D) monitor any sales;

all of which shall be payable within 10 Business Days of the Borrower’s receipt of an invoice. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. All expenses incurred by the Agent shall receive super-priority administrative expense status per Section 364 of the Bankruptcy Code (subject to the Financing Orders). To the extent that the Borrower fails to pay any amount required to be paid under Section 9 hereof and this Section 21(b) to the Agent or any of its Related Parties, each DIP Lender severally agrees to pay to the Agent or such Related Party, as the case may be, such DIP Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such or against any of its Related Parties acting for the Agent in connection with such capacity. For purposes hereof, a DIP Lender’s “Pro Rata Share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time. The obligations of the DIP Lenders under this subsection (b) are subject to the provisions of Section 10 hereof.

(c)       No failure or delay on the part of the Agent or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Borrower and the Agent shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that the Agent would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent to any other or further action in any circumstances without notice or demand.

(d)       Borrower and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(e)       If any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(f)        THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE AGENT HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(g)       Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or any DIP Document, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

(h)       THE BORROWER AND, BY THEIR ACCEPTANCE OF THIS NOTE, THE AGENT, ANY DIP LENDER AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE AGENT’S/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower and, by their acceptance of this Note, the Agent, any DIP Lender and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING) THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent a trial by the court.

(i)       The Borrower shall not have the right to assign their obligations or liabilities under this Note without the prior written consent of the DIP Lenders. The DIP Lenders may, with the prior written consent of the Agent and to the extent no Event of Default then exists the Borrower (which consent of the Agent or Borrower shall not be required for any assignment to the Agent, a DIP Lender, a Related Fund or an affiliate of the Agent or a DIP Lender or which consent shall not be unreasonably conditioned, withheld or delayed), assign to one or more entitles all or any part of, or may grant participation’s to one or more entities in or to all or any part of, the amounts outstanding hereunder, and to the extent of any such assignment or participation (unless otherwise stated therein) the assignee or participant shall have the same rights and benefits hereunder as it would have if it were a DIP Lender hereunder. An assigning DIP Lender shall deliver to the Agent (and notify the Borrower thereof) an assignment agreement in a form approved by the Agent, which shall include a description of the assignment and include customary instructions from the DIP Lender and such assignee with respect to the making of payments and other communications with the DIP Lender and such assignee, together with a processing and recordation fee of $3,500 and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(j)       The Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, or cause to be maintained at one of its offices, a copy of each assignment notice delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Persons, if any, that take an assignment from it and the principal amount of the Term Loans and stated interest thereon (the “Registered Loans”) owing to each DIP Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Agent may treat each Person whose name is recorded in the Register as a DIP Lender hereunder for all purposes of this Note. The Register shall be available for inspection by Borrower and the DIP Lenders at any reasonable time and from time to time upon reasonable prior written notice.

(k)      Upon receipt by the Agent of an assignment notice, subject to the consent rights in clause (i) above, the Agent shall accept such assignment and record the information contained therein in the Register.

(l)       A Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Registered Loan, the Agent shall treat the Person in whose name such Registered Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(m)     In the event that a DIP Lender sells participations in a Registered Loan, such DIP Lender shall maintain a register for this purpose as a non-fiduciary agent of Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and the DIP Lenders at any reasonable time and from time to time upon reasonable prior notice.

(n)       No provision of this Note may be amended or waived unless such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (or the Agent at the direction of the Required Lenders); provided that, without the consent of each adversely affected DIP Lender, no amendment, waiver or consent may (i) extend or increase the Commitment of any DIP Lender, (ii) postpone any date fixed by this Note or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any DIP Lender, (iii) reduce the principal of, or the rate of interest specified herein on, any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document (including interest accruing at the Default Rate pursuant to Section 4(d)), (v) change any provisions in this Note that would alter the pro rata sharing of payments of each DIP Lender, (vi) change any provision of this Section 21(n) or the definition of “Required Lenders” herein, (vii) release all or substantially all of the Collateral in any transaction or series of related transactions or (viii) release all or substantially all of the value of the Guaranty; provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the DIP Lenders required above, affect the rights and duties of the Agent under this Note or any other Loan Document.

(o)       This Note may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. Execution of this Note via facsimile or electronic mail shall be effective, and signatures received via facsimile or electronic mail shall be binding upon the parties hereto and shall be effective as originals. The parties hereto irrevocably and unreservedly agree that this Note may be executed by way of electronic signatures and the parties agree that neither this Note, nor any part hereof, shall be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

(p)       This Note, the other DIP Documents, and all Liens created hereby or pursuant to the Collateral Documents or any other DIP Document shall be binding upon the Borrower and each other Loan Party, the estates of the Borrower, and any trustee or successor in interest of the Borrower and each other Loan Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Note and the other DIP Documents and the Financing Orders shall be binding upon, and inure to the benefit of, the successors of the Agent and the DIP Lenders and each of their respective permitted assigns, transferees and endorsees. The Liens created by this Note, and the other DIP Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Agent file financing statements or otherwise perfect its security interests or Liens under applicable law.

(q)       In the event of any inconsistency between the terms and conditions of this Note and the Financing Orders, the provisions of the Financing Orders shall govern and control.

(r)        THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

*      *       *      *      *

IN WITNESS WHEREOF, the Borrower have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

BASIC ENERGY SERVICES, INC., as Borrower

By:	/s/ Keith L. Schilling
	Name:	Keith L. Schilling
	Title	President and Chief Executive Officer

Acknowledged and Agreed

GUGGENHEIM CREDIT SERVICES, LLC, as Agent

By:	/s/ Mark Joseph Brandmeyer
	Name:	Mark Joseph Brandmeyer
	Title:	Attorney-in-Fact

DIP Lender signatures on file with Agent

Schedule I

Commitments

On file with Agent

EXHIBIT A

Budget

On file with Agent.

Annex A

Deliver (which delivery may be made by electronic communication (including email)) to the Agent, the monthly reports and quarterly reports and other information required by Section 6.01(b) (commencing with the fiscal quarter ending June 30, 2021) and (d) (whether or not a Monthly Financial Reporting Triggering Period is in effect), 6.02(d), (g), (h) and (i) of the Prepetition ABL Credit Agreement (and the defined terms used in such sections and defined in the Prepetition ABL Credit Agreement shall have the meanings given such terms therein, unless any such term is also defined herein, in which case each such defined term used in such definition shall have the meaning provided herein) (whether or not such agreement remains in effect and without giving effect to any amendments or other modifications thereto made after the Closing Date unless the Required Lenders shall otherwise agree) and each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to the Required Lenders:

on September 2, 2021 and every Thursday of each week ending thereafter	(a) a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders (i) certifying that the Loan Parties are in compliance with the covenants contained in Section 15(j) and (ii) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and attaching thereto the Approved Budget Variance Report which shall be prepared by the Borrower as of the last day of the most recently ended Variance Testing Period,
on September 2, 2021 and every second Thursday of each week ending thereafter	(b) a revised proposed budget (it being understood that upon written approval of such proposed budget by the Required Lenders (and not before such written approval), in their sole discretion, such proposed budget shall become the “Budget”) and timing changes with respect to any periods that were included in a previously delivered report and which shall be in form and substance acceptable to the Agent and DIP Lenders,
promptly, to the extent reasonably feasible,	(c) copies of all material pleadings, motions, applications or financial information filed by any Loan Party with the Bankruptcy Court; provided that any such documents that are publicly available shall be deemed to have been delivered,
promptly, but in any event within five (5) Business Days after Borrower has knowledge of any event or condition that constitutes a Default,	(d) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto,
upon the reasonable request of the Required Lenders,	(e) any other information relating to the business, financial, legal or corporate affairs of the Borrower or its Subsidiaries.

Annex B

Designated Assets – Part One

Assets contemplated to be purchased under that certain Asset Purchase Agreement, dated as of August 17, 2021, by and among Basic Energy Services, L.P., Agua Libre Midstream, LLC, Select Energy Services, Inc. and Select Energy Services, LLC (without giving effect to any amendment thereto that’s not consented to by the DIP Lenders).

Annex C

Designated Assets – Part Two

Assets contemplated to be purchased under that certain Asset Purchase Agreement, dated as of August 17, 2021, by and among Basic Energy Services, Inc., Basic Energy Services, L.P., C&J Well Services, Inc., KVS Transportation, Inc., and Axis Energy Services Holdings, LLC (without giving effect to any amendment thereto that’s not consented to by the DIP Lenders); and

Assets contemplated to be purchased under that certain Asset Purchase Agreement, dated as of August 17, 2021, by and among Basic Energy Services, Inc., Basic Energy Services, L.P., C&J Well Services, Inc., KVS Transportation, Inc., and Berry Corporation (bry) (without giving effect to any amendment thereto that’s not consented to by the DIP Lenders).

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Annex D

Ongoing Sales

On file with Agent.